Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES PROPOSED PRIVATE OFFERING
 OF CONVERTIBLE SENIOR NOTES

ST. LOUIS, May 20 – Patriot Coal Corporation (NYSE: PCX) today announced its intention to offer $175 million in aggregate principal amount of convertible senior notes due 2013 (the “notes”), subject to market and other conditions.  Patriot also expects to grant the initial purchasers of the notes a 30-day over-allotment option, beginning on and including the pricing date, to purchase up to $25 million additional aggregate principal amount of the notes.  The notes will be convertible into cash and, if applicable, shares of Patriot’s common stock based on a conversion rate to be determined.  The interest rate, conversion price and other terms of the notes will be determined at the time of pricing of the offering.
Patriot intends to use the proceeds of the offering to reduce the principal balance of the debt to be assumed in connection with its pending acquisition of Magnum Coal Company, and the remainder, if any, for general corporate purposes or to redeem the notes if the acquisition is not consummated.  The notes will be the company’s senior unsecured obligations and will rank equally with all of the company’s existing and future senior debt and senior to any of the company’s future subordinated debt.
The notes and any shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.  They will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act, and may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with ten company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  Patriot ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves.  Patriot’s common stock trades on the New York Stock Exchange under the symbol PCX.

Important Information for Stockholders

The Company has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed issuance of Company common stock in the transaction with Magnum Coal Company (“Magnum”) that includes a preliminary proxy statement/prospectus.  The Registration statement has not yet become effective.  Investors and stockholders are urged to read the final proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed issuance.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company are available free of charge by contacting investor relations by phone at 314-275-3680, in writing to Janine A. Orf, Director of Investor Relations, or by email to jorf@patriotcoal.com.  The final proxy statement/prospectus will be mailed to stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed issuance.  Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for the Company’s 2008 annual meeting of stockholders filed by the Company with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the final proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this press release, including statements regarding the proposed offering, note terms, use of proceeds and acquisition, are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause actual future results to differ materially from expectations.  Factors that could affect Patriot’s results include, but are not limited to: the effect of market conditions on the proposed offering, failure to obtain Patriot stockholder approval of the proposed issuance of Patriot common stock in connection with the acquisition of Magnum; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with such acquisition; availability and cost of financing; failure to consummate or delay in consummating the acquisition for other reasons; changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; Patriot’s dependence on Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; Patriot’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  Patriot undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, Form 10-Q and 8-K reports.

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